CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

BUTTE HIGHLANDS MINING COMPANY

THIS IS TO CERTIFY: THAT BUTTE HIGHLANDS MINING COMPANY is a corporation created by and existing under the laws of the State of Delaware, the resident agent in charge of its principal office in the State of Delaware being CORPORATION SERVICE COMPANY, 900 Market Street, Wilmington, Delaware;

THAT the board of directors of the said corporation did adopt a resolution setting forth a proposed amendment to its certificate of incorporation, declaring its advisability and calling a meeting of stockholders entitled to vote in respect thereof for the consideration of the said amendment;

THAT said meeting of stockholders was duly called and held in accordance with the by-laws of said corporation and the statutes of the State of Delaware; that at said meeting a vote of the stockholders entitled to vote was

taken by ballot for and against the proposed amendment, which vote was conducted in accordance with the law by two judges appointed for that purpose;

THAT the stockholders holding a majority of the stock of the said corporation entitled to vote upon the amendment voted in favor of the said amendment, and that the said judges made out a certificate accordingly, and subscribed and delivered it to the secretary of the corporation;

THAT the said amendment is as follows:

> That the first paragraph of Section FOURTH of the certificate of incorporation be stricken out and the following inserted in lieu thereof:
>
> FOURTH. The total number of shares of stock which this corporation is authorized to issue is Two Million Five Hundred Thousand (2,500,000) shares of the par value of Ten Cents ($.10) each, amounting to Two Hundred Fifty Thousand Dollars ($250,000).

AND FURTHER THAT the said amendment was duly adopted in accordance with the provisions of Section 26 of the General Corporation Law of the State of Delaware and that the capital of this corporation will not be reduced under or by reason of the said amendment. The capital of

the corporation is, however, reduced by a certificate of reduction of capital under Section 28 of the law, which is filed simultaneously herewith.

IN WITNESS WHEREOF the said corporation has caused this certificate to be made and signed by its president and secretary and its seal to be affixed hereto this 22nd day of March, 1937.

BUTTE HIGHLANDS MINING COMPANY

By Frank Cowen
President

and Geo. L. Morrison
Secretary.

Butte Highlands Mining Company
Incorporated 1929
Delaware

STATE OF WASHINGTON)
: SS.
COUNTY OF SPOKANE)

BE IT REMEMBERED that on this 22nd day of March 1937, before me, the subscriber, a notary public in and for the State and County aforesaid, personally appeared Frank Cowen, President of BUTTE HIGHLANDS MINING COMPANY, the corporation mentioned in the foregoing certificate, known to me and acknowledged the said certificate to be his act and deed and the act and deed of the said corporation, and that the seal thereto affixed was the seal of the said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year hereinabove written.

R. E. LOWE
Notary Public.

****
* R. E. Lowe *
* Notary Public *
* State of Washington *
* Commission expires March 7, 1939*
****

State of Delaware

Office of Secretary of State

I, **Charles L. Terry, Jr.,** *Secretary of State of the State of Delaware,* **do hereby certify** *that the above and foregoing is a true and correct copy of* Certificate of Amendment of Certificate of Incorporation of the "BUTTE HIGHLANDS MINING COMPANY", as received and filed in this office the twenty-seventh day of March, A. D. 1937, at 9 o'clock A. M.

In Testimony Whereof, *I have hereunto set my hand and official seal at Dover this* twenty-seventh *day of* March *in the year of our Lord one thousand nine hundred and* thirty-seven.

Charles L. Terry Jr.

Secretary of State.

CERTIFIED COPY

OF

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

SMITH HIGHLANDS MINING COMPANY